Exhibit 99.1

Grubb & Ellis Company

1551 N. Tustin Avenue, Suite 200

Santa Ana, CA 92705

news release	714.667.8252 main
for immediate release
714.667.6860 fax

www.grubb-ellis.com

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Completion of
$90 Million Preferred Equity Transaction
SANTA ANA, Calif. (Nov. 6, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced the completion of its $90 million offering of 900,000 shares of a new issuance of a 12 percent cumulative participating perpetual convertible preferred stock.
The company estimates that the proceeds from the offering were approximately $85 million after deducting estimated offering expenses and giving effect to the conversion of the $5 million of subordinated debt provided by an affiliate of the company’s largest stockholder. The company intends to use the proceeds to repay in full its credit facility at the agreed reduced principal amount equal to approximately 65 percent of the principal amount outstanding under such facility. The balance of the offering proceeds will be used for general working capital purposes.
“We are extremely pleased with the outcome of this transaction,” said C. Michael Kojaian, the company’s chairman. “I have every confidence that Grubb & Ellis has the right strategy and management team in place to deliver on its long-term objective of growing the company while continuing to provide clients with comprehensive solutions to their real estate needs.”
The convertible preferred stock was sold in a private placement to qualified institutional buyers and accredited investors. The company has also granted the initial purchaser and placement agent a 45-day option to purchase up to an additional 100,000 shares of preferred stock.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities (including the shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Although certain of the purchasers of the preferred stock have the right to have their securities registered, the preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.
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11/6/2009
Grubb & Ellis Company Announces Completion of $90 Million Preferred Equity Transaction
Additional terms and information with respect to the transaction will be included in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on Oct. 26, and a preliminary proxy statement that was filed with the SEC earlier today.
About Grubb & Ellis Company
Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax-deferred 1031 exchanges, mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the ability of future revenue growth, market trends, new business opportunities and investment programs, results of operations, changes in expense levels and profitability and effects on the company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the company’s current credit facility, and the additional limitations with respect thereto; (vi) the ability to obtain the requisite stockholder approval to increase the company’s authorized capital; (vii) the ability of the company to return to compliance with the NYSE’s continued listing standards; (viii) the success of current and new investment programs; (ix) the success of new initiatives and investments; (x) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xi) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2008, Form 10-Q for the three-month periods ending March 31, 2009 and June 30, 2009 and in other current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company

1551 N. Tustin Avenue, Suite 200	Santa Ana, CA 92705	714.667.8252 main